Exhibit 16.1

PLS CPA, A Professional Corp.

♦ 4725 MERCURY STREET SUITE 210 ♦ SAN DIEGO ♦ CALIFORNIA 92111 ♦

♦ TELEPHONE (858)722-5953 ♦ FAX (858) 761-0341 ♦ FAX (858) 764-5480

♦ E-MAIL changgpark@gmail.com ♦

July 19, 2021

U.S. Securities & Exchange Commission

Office of the Chief Accountant

100 F Street, NE

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated July 19, 2021 of Unex Holdings Inc. and are in agreement with the statements contained in paragraphs 2, 3 and 4 on page 2 therein.

We, however, have no basis to agree or disagree with any other statements of the Registrant contained therein.

Very truly yours,

/s/ pls cpa
PLS CPA, A Professional Corp.